Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As used in this unaudited pro forma condensed combined financial information, “Nexstar” refers to Nexstar Media Group, Inc. and its consolidated subsidiaries.

On September 19, 2019 (the “Closing Date”), Tribune Media Company, a Delaware corporation (“Tribune”), became a wholly owned subsidiary of Nexstar as a result of the merger of Titan Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nexstar (“Merger Sub”), with and into Tribune (the “Merger”), with Tribune surviving the Merger as a wholly owned subsidiary of Nexstar. The Merger was effected pursuant to the previously announced Agreement and Plan of Merger, dated as of November 30, 2018 (the “Merger Agreement”), by and among Nexstar, Merger Sub and Tribune. Following the Merger, Nexstar owns, operates, programs or provides sales and other services to 197 full power television stations in 115 markets or approximately 39% of all U.S. television households (reflecting the Federal Communication Commission’s (“FCC”) ultra-high frequency discount).

Pursuant to the terms of the Merger Agreement, upon completion of the Merger, each issued and outstanding share of Tribune Class A common stock, par value $0.001 per share (the “Tribune Class A Stock”) and Tribune Class B common stock, par value $0.001 per share (“Tribune Class B Stock,” and together with the Tribune Class A Stock, the “Tribune Stock”) immediately prior to the Closing Date of the Merger, other than shares or other securities representing capital stock in Tribune owned, directly or indirectly, by Nexstar or any of its subsidiaries or any subsidiary of Tribune, was converted into the right to receive $46.687397 in cash (the “Merger Consideration”).

Upon completion of the Merger, each option to purchase shares of Tribune Stock outstanding as of immediately prior to the Closing Date (a “Tribune Stock Option”), whether or not vested or exercisable, was cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the value of the Merger Consideration over the exercise price per share of such Tribune Stock Option, without any interest and subject to all applicable withholding. Any Tribune Stock Option with an exercise price per share that is greater than or equal to the Merger Consideration was cancelled for no consideration or payment.

Upon completion of the Merger, each award of Tribune restricted stock units outstanding as of immediately prior to the Closing Date (“Tribune RSUs”), whether or not vested, immediately vested and was cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune RSUs multiplied by the Merger Consideration, without any interest and subject to all applicable withholding (the “RSU Consideration”), except that each award of Tribune RSUs granted to an employee on or after December 1, 2018 (other than Tribune RSUs required to be granted pursuant to specified employment agreements or offer letters) (“Annual Tribune RSUs”) that had vested as of the Closing Date was cancelled and converted into the right to receive the RSU Consideration and any Annual Tribune RSUs that remained unvested as of the Closing Date were cancelled for no consideration or payment.

Upon completion of the Merger, each award of Tribune performance stock units outstanding as of immediately prior to the Closing Date (“Tribune PSUs”), whether or not vested, immediately vested (with performance conditions for each open performance period as of the Closing Date deemed achieved at the applicable “target” level performance for such Tribune PSUs) and was cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune PSUs multiplied by the Merger Consideration, without any interest and subject to all applicable withholding.

Upon completion of the Merger, each outstanding award of Tribune deferred stock units outstanding as of immediately prior to the Closing Date (“Tribune DSUs”) was cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune DSUs multiplied by the Merger Consideration, without interest and subject to all applicable withholding.

Upon completion of the Merger, each unexercised warrant to purchase shares of Tribune Stock outstanding as of immediately prior to the Closing Date (a “Tribune Warrant”) was assumed by Nexstar and converted into a warrant exercisable for the Merger Consideration which the shares of Tribune Stock underlying such Tribune Warrant would have been entitled to receive upon consummation of the Merger and otherwise upon the same terms and conditions of such Tribune Warrant immediately prior to the Closing Date.

Pursuant to the terms of the Merger Agreement, on September 19, 2019, Nexstar paid total cash consideration of $4.197 billion to acquire the Tribune Stock, the Tribune Stock Options, the Tribune RSUs, the Tribune PSUs and the Tribune DSUs and related taxes. Simultaneous with the closing of the Merger, all outstanding indebtedness of Tribune with an aggregate principal balance of $2.989 billion, including accrued interest and premium, were paid in full.

Substantially concurrently with the Merger, Nexstar also completed the previously announced sale of the assets of 21 full power television stations in 16 markets for a total consideration of approximately $1.366 billion (inclusive of a purchase price adjustment for two Indianapolis stations sold to Circle City Broadcasting and preliminary working capital adjustments). Eight of the divested television stations were previously owned by Nexstar and were sold for an estimated $358.6 million in cash, including preliminary working capital adjustments (the “Nexstar Divestitures”). The other 13 television stations that were previously owned or operated by Tribune were sold for an estimated $1.008 billion in cash, including preliminary working capital adjustments (the “Tribune Divestitures”).

The Merger Consideration, the repayment of then-existing indebtedness of Tribune and the related fees and expenses were funded through a combination of proceeds from station divestitures, proceeds from the $1.120 billion 5.625% senior unsecured notes due 2027 (less financing costs of $19.6 million), borrowings from new term loans due 2024, net of financing costs and discounts, of $664.9 million, borrowings from new term loans due 2026, net of financing costs and discounts, of $2.995 billion, and cash on hand.

The unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Nexstar and Tribune adjusted to give effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. Accordingly, the payment of the Merger Consideration, the payoff of all Tribune outstanding debt, the allocation of assets acquired and liabilities assumed at estimated fair values, the divestiture of 21 television stations (to comply with the FCC rules), the issuance of new debt and other related activities are reflected in the pro forma adjustments (collectively, the “Transactions”). The pro forma adjustments are based on available information and assumptions that the Nexstar management team believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial information as of June 30, 2019, for the six months ended June 30, 2019, and for the year ended December 31, 2018 have been derived from (i) the unaudited historical condensed consolidated financial statements of Nexstar as of June 30, 2019 and for the six months ended June 30, 2019, (ii) the audited historical consolidated financial statements of Nexstar for the year ended December 31, 2018, (iii) the unaudited historical condensed consolidated financial statements of Tribune as of June 30, 2019 and for the six months ended June 30, 2019 and (iv) the audited historical consolidated financial statements of Tribune for the year ended December 31, 2018.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and year ended December 31, 2018 have been prepared as though the Merger occurred on January 1, 2018, and the unaudited pro forma condensed combined balance sheet information at June 30, 2019 has been prepared as if the Merger occurred on June 30, 2019.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that management of Nexstar believes could have been achieved had the Merger been completed on the dates assumed.

The actual amounts recorded as of the closing of the Transactions may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

•

completion of full valuation procedures on Tribune’s net assets, which could result in materially different fair values of acquired assets, assumed liabilities, and noncontrolling interests. Any changes in the valuation could also impact the basis used to allocate the sales prices of divested stations previously owned by Nexstar and previously owned or operated by Tribune;

•

changes in Tribune’s net assets between the pro forma balance sheet as of June 30, 2019 and the closing of the Transactions on September 19, 2019, which could impact the estimated fair values as of the effective date of the Merger; and

•	other changes in net assets that may have occurred prior to the closing of the Transactions, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and in conjunction with the consolidated financial statements and related notes of both Nexstar and Tribune filed with the Securities and Exchange Commission as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2019
(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Tribune Divestitures		Pro Forma Merger (Subtotal)	Nexstar Divestitures		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$79,924	$1,314,108	$(2,563,609)	(a)	$997,907	(a)	$(171,670)	$355,049	(a)	$183,379
Restricted cash	-	16,607	-		-		16,607	-		16,607
Accounts receivable, net	542,610	421,309	(2,771)	(b)	(15,505)	(c)	945,643	(13,411)	(c)	932,232
Spectrum asset	118,969	-	-		-		118,969	-		118,969
Broadcast rights	-	72,598	6,692	(b)	(10,114)	(c)	69,176	(1,847)	(c)	67,329
Prepaid expenses and other current assets	34,445	53,481	(8,886)	(b)(d)	(200)	(c)	78,840	(300)	(c)	78,540
Total current assets	775,948	1,878,103	(2,568,574)		972,088		1,057,565	339,491		1,397,056
Property and equipment, net	748,647	361,481	263,993	(d)	(105,183)	(c)	1,268,938	(28,630)	(c)	1,240,308
Goodwill	2,166,410	3,228,547	(2,012,661)	(d)	(223,747)	(c)	3,158,549	(98,762)	(c)	3,059,787
FCC licenses	1,778,268	-	1,716,554	(b),(d)	(295,100)	(c)	3,199,722	(93,315)	(c)	3,106,407
Network affiliation agreements	-	-	2,958,688	(b),(d)	(344,300)	(c)	2,614,388	(23,420)	(c)	2,590,968
Other intangible assets, net	1,396,858	1,370,614	(2,201,201)	(b),(d)	(24,600)	(c)	541,671	(858)	(c)	540,813
Investments	-	1,154,700	342,424	(b),(d)	(471)	(c)	1,496,653	-		1,496,653
Other noncurrent assets, net	165,404	469,335	117,096	(b),(d),(e)	(90,454)	(c)	661,381	(8,889)	(c)	652,492
Total assets	$7,031,535	$8,462,780	$(1,383,681)		$(111,767)		$13,998,867	$85,617		$14,084,484
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$94,940	$-	$48,301	(f)	$-		$143,241	$-		$143,241
Accounts payable	70,392	42,502	(2,771)	(b)	(808)	(c)	109,315	(206)	(c)	109,109
Income tax payable	-	55,509	(55,536)	(m)	145,814	(l)	145,787	52,533	(l)	198,320
Accrued expenses	175,390	88,012	(37,970)	(b),(g)	(2,344)	(c)	223,088	(1,923)	(c)	221,165
Broadcast rights payable	-	212,046	7,318	(b)	(19,484)	(c)	199,880	(2,187)	(c)	197,693
Liability to surrender spectrum asset	129,964	-	-		-		129,964	-		129,964
Other current liabilities	23,361	87,647	(992)	(d)	(2,856)	(c)	107,160	(1,019)	(c)	106,141
Total current liabilities	494,047	485,716	(41,650)		120,322		1,058,435	47,198		1,105,633
Debt	3,689,778	2,929,522	1,782,510	(f)	-		8,401,810	-		8,401,810
Deferred tax liabilities	642,525	516,216	676,112	(h)	(131,891)	(c)	1,702,962	(25,477)	(c)	1,677,485
Other noncurrent liabilities	246,968	864,809	(30,663)	(d),(j)	(92,918)	(c)	988,196	(9,019)	(c)	979,177
Total liabilities	5,073,318	4,796,263	2,386,309		(104,487)		12,151,403	12,702		12,164,105
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-		-		-	-		-
Common stock	473	102	(102)	(i)	-		473	-		473
Additional paid-in capital	1,337,057	4,045,530	(4,045,530)	(i)	-		1,337,057	-		1,337,057
Retained earnings	701,946	368,621	(478,295)	(i),(k)	(7,280)	(n)	584,992	72,915	(n)	657,907
Accumulated other comprehensive loss	(14,316)	(120,965)	120,965	(i)	-		(14,316)	-		(14,316)
Treasury stock	(81,381)	(632,194)	632,194	(i)	-		(81,381)	-		(81,381)
Total Nexstar stockholders' equity	1,943,779	3,661,094	(3,770,768)		(7,280)		1,826,825	72,915		1,899,740
Noncontrolling interests	14,438	5,423	778	(d)	-		20,639	-		20,639
Total stockholders' equity	1,958,217	3,666,517	(3,769,990)		(7,280)		1,847,464	72,915		1,920,379
Total liabilities and stockholders' equity	$7,031,535	$8,462,780	$(1,383,681)		$(111,767)		$13,998,867	$85,617		$14,084,484

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2019
(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Tribune Divestitures		Pro Forma Merger (Subtotal)	Nexstar Divestitures		Pro Forma Combined

Net revenue	$1,275,659	$939,024	$-		$(195,265)	(w)	$2,019,418	$(56,825)	(w)	$1,962,593
Operating expenses:							-			-
Direct operating expenses, excluding depreciation and amortization	588,907	451,220	(95,363)	(o)	(84,538)	(w)	860,226	(21,242)	(w)	838,984
Selling, general, and administrative expenses, excluding depreciation and amortization	286,418	262,962	5,138	(o),(p)	(49,505)	(w)	505,013	(11,859)	(w)	493,154
Amortization of broadcast rights	28,297	-	85,932	(o)	(22,271)	(w)	91,958	(2,681)	(w)	89,277
Depreciation	55,527	26,819	(3,311)	(q)	(6,517)	(w)	72,518	(2,077)	(w)	70,441
Amortization of intangible assets	73,095	70,039	9,203	(q)	(15,192)	(w)	137,145	(1,434)	(w)	135,711
Reimbursement from the FCC related to station repack	(33,603)	-	(5,947)	(o)	1,487	(w)	(38,063)	223	(w)	(37,840)
Total operating expenses	998,641	811,040	(4,348)		(176,536)		1,628,797	(39,070)		1,589,727
Income from operations	277,018	127,984	4,348		(18,729)		390,621	(17,755)		372,866
Income on equity investments, net	-	92,212	(14,987)	(r),(s)	-		77,225	-		77,225
Interest expense	(104,320)	(87,392)	(37,251)	(t)	-		(228,963)	-		(228,963)
Interest income	-	13,973	(13,973)	(u)	-		-	-		-
Loss on extinguishment of debt	(3,724)	-	-		-		(3,724)	-		(3,724)
Pension and other postretirement plans credit, net	2,800	9,154	-		-		11,954	-		11,954
Gain on investment transactions	-	86,272	-		-		86,272	-		86,272
Other (expenses) income	(1,065)	(3,737)	1,156	(s)	-		(3,646)	-		(3,646)
Income (loss) before income taxes	170,709	238,466	(60,707)		(18,729)		329,739	(17,755)		311,984
Income tax (expense) benefit	(43,087)	(61,612)	18,488	(v)	4,823	(v)	(81,388)	4,634	(v)	(76,754)
Net income (loss)	127,622	176,854	(42,219)		(13,906)		248,351	(13,121)		235,230
Net (income) loss attributable to noncontrolling interests	(4,728)	11	-		-		(4,717)	-		(4,717)
Net income (loss) attributable to Nexstar	$122,894	$176,865	$(42,219)		$(13,906)		$243,634	$(13,121)		$230,513

Net income per common share attributable to Nexstar:
Basic	$2.68	$2.01								$5.02
Diluted	$2.57	$1.98								$4.81
Weighted average number of common shares outstanding:
Basic	45,938	88,133	(88,133)	(x)						45,938
Diluted	47,878	89,102	(89,102)	(x)						47,878

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Tribune Divestitures		Pro Forma Merger (Subtotal)	Nexstar Divestitures		Pro Forma Combined

Net revenue	$2,766,696	$2,009,734	$-		$(391,810)	(w)	$4,384,620	$(118,145)	(w)	$4,266,475
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	1,117,917	890,429	(168,906)	(o)	(165,049)	(w)	1,674,391	(39,426)	(w)	1,634,965
Selling, general, and administrative expenses, excluding depreciation and amortization	579,933	567,798	(14,822)	(o),(p)	(88,487)	(w)	1,044,422	(25,318)	(w)	1,019,104
Amortization of broadcast rights	61,342	-	182,180	(o)	(46,132)	(w)	197,390	(6,056)	(w)	191,334
Depreciation	109,789	54,206	(7,398)	(q)	(12,826)	(w)	143,771	(5,032)	(w)	138,739
Amortization of intangible assets	149,406	166,715	5,603	(q)	(32,580)	(w)	289,144	(2,866)	(w)	286,278
Goodwill impairment	19,911	-	-		-		19,911	-		19,911
Reimbursement from the FCC related to station repack	(29,381)	-	(11,276)	(o)	3,116	(w)	(37,541)	3,644	(w)	(33,897)
Gain on sales of spectrum	-	(133,197)	-		50,106	(w)	(83,091)	-		(83,091)
Gain on sales of real estate, net	-	(24,657)	-		-		(24,657)	-		(24,657)
Total operating expenses	2,008,917	1,521,294	(14,619)		(291,852)		3,223,740	(75,054)		3,148,686
Income from operations	757,779	488,440	14,619		(99,958)		1,160,880	(43,091)		1,117,789
Income on equity investments, net	-	169,335	(36,852)	(r),(s)	-		132,483	-		132,483
Interest expense	(221,399)	(169,033)	(84,282)	(t)	-		(474,714)	-		(474,714)
Interest income	405	12,224	(12,224)	(u)	-		405	-		405
Loss on extinguishment of debt	(12,120)	-	-		-		(12,120)	-		(12,120)
Pension and other postretirement plans credit, net	10,755	28,139	-		-		38,894	-		38,894
Gain on investment transactions	-	(1,113)	-		-		(1,113)	-		(1,113)
Other (expenses) income	(2,475)	(2,332)	2,433	(s)	1,427	(w)	(947)	-		(947)
Income (loss) before income taxes	532,945	525,660	(116,306)		(98,531)		843,768	(43,091)		800,677
Income tax (expense) benefit	(144,680)	(113,130)	31,779	(v)	25,372	(v)	(200,659)	11,225	(v)	(189,434)
Net income (loss)	388,265	412,530	(84,527)		(73,159)		643,109	(31,866)		611,243
Net income attributable to noncontrolling interests	1,212	41	-		-		1,253	-		1,253
Net income (loss) attributable to Nexstar	$389,477	$412,571	$(84,527)		$(73,159)		$644,362	$(31,866)		$612,496

Net income per common share attributable to Nexstar:
Basic	$8.52	$4.71								$13.40
Diluted	$8.21	$4.67								$12.92
Weighted average number of common shares outstanding:
Basic	45,718	87,604	(87,604)	(x)						45,718
Diluted	47,412	88,401	(88,401)	(x)						47,412

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information and explanatory notes give effect to the Merger, including an estimated impact of the divestiture of certain assets of Nexstar and Tribune stations in order to comply with the FCC ownership rules in certain overlap markets and for combined national audience reach purposes, and the borrowings to fund the net cash requirements and payoff the existing debt of Tribune. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 have been prepared as though the Transactions occurred on January 1, 2018, and the unaudited pro forma condensed combined balance sheet as of June 30, 2019 has been prepared as if the Transactions occurred on June 30, 2019.

The Merger will be accounted for as a business combination whereby Nexstar will acquire Tribune for financial accounting purposes. Accordingly, the estimated purchase price has been allocated to the acquired assets, assumed liabilities, and noncontrolling interests based upon their estimated fair values. The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. The preparation of unaudited pro forma condensed combined financial statements requires Nexstar management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. Estimates were applied to determine the applicable interest rate on borrowings, the fair values of assets acquired and liabilities assumed, the fair value of noncontrolling interests, the purchase price, the transaction costs that will be incurred, the allocation of the net proceeds from the divestitures between Nexstar and Tribune, the estimated useful lives of fixed assets and intangible assets, and the income tax effects of the pro forma adjustments. The estimated allocation of the purchase price is also preliminary and is subject to management’s completion of full valuation procedures to determine a final allocation. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments presented.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Nexstar and Tribune, after giving effect to the pro forma Transactions, as well as the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the pro forma Transactions were consummated as of the dates presented herein. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical financial statements and accompanying notes of Nexstar and Tribune.

Nexstar is not aware of any differences that would have a material impact on the combined financial statements, and therefore the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 2—Preliminary Purchase Price Allocation

The following table summarizes the components of the estimated value of the purchase price and reconciles to the amount allocated, on a preliminary basis, to the estimated fair values of the assets acquired and liabilities assumed in the Merger as well as the assets divested and retained (in thousands):

Cash consideration and related taxes	$4,197,198
Warrants replacement awards	1,008
Repayment of Tribune Media debt, including premium and accrued interest	2,988,833
Gross purchase price	7,187,039
Less: Gross selling price of Tribune Divestitures, including preliminary working capital adjustments	(1,007,745)
Net purchase price	$6,179,294

The cash consideration of the purchase price of $4.197 billion was calculated based on Merger Consideration of $46.687397 per share and the total of Tribune’s outstanding common stock, plus the amount of shares of Tribune’s common stock payable pursuant to outstanding Tribune stock options, restricted stock units, performance stock units and deferred stock units in accordance with the Merger Agreement immediately before the Closing Date of the Transactions.

The following table summarizes the provisional allocation of the purchase price to the estimated fair values of the assets to be acquired and retained, liabilities to be assumed and retained, and noncontrolling interests in the Merger (in thousands):

		Tribune	Net Assets
	Merger	Divestitures	to be Acquired
Cash and cash equivalents	$1,314,108	$-	$1,314,108
Restricted cash	16,607	-	16,607
Accounts receivable, net	418,538	(15,505)	403,033
Prepaid expenses and other current assets	123,885	(10,314)	113,571
Property and equipment, net	625,474	(105,183)	520,291
Goodwill	1,215,886	(223,747)	992,139
FCC licenses	1,716,554	(295,100)	1,421,454
Network affiliation agreements	1,613,360	(344,300)	1,269,060
Other intangible assets, net	514,741	(24,600)	490,141
Equity investments	1,482,960	(471)	1,482,489
Asset held for sale	239,750	-	239,750
Other noncurrent assets, net	360,845	(90,454)	270,391
Accounts payable, accrued expenses and other current liabilities	(395,792)	25,492	(370,300)
Income taxes payable	(28,210)	(148,372)	(176,582)
Deferred tax liabilities	(1,192,328)	131,891	(1,060,437)
Other noncurrent liabilities	(833,138)	92,918	(740,220)
Noncontrolling interests	(6,201)	-	(6,201)
	$7,187,039	$(1,007,745)	$6,179,294

The amount allocated to definite-lived intangible assets primarily represents the estimated fair values of network affiliation agreements and customer relationships, which will be amortized over a weighted-average estimated useful life of 13 years. Property and equipment, excluding land of $190 million, will be depreciated over a weighted-average useful life of 19 years. The assets held for sale mainly consist of a real estate property located in Chicago. This asset is included in other noncurrent assets, net in the accompanying unaudited pro forma condensed combined balance sheet.

The purchase price allocations presented above are based upon management’s preliminary estimates of the fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates. Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the Merger may have a material impact on the combined company’s depreciation and amortization expense, the combined amortization of basis difference on unconsolidated equity investments and future results of operations. A change in the recognized fair value of definite-lived intangible assets of $1.0 million would result in an approximate change in annual amortization expense of $0.1 million. With respect to unconsolidated equity investments, a change in the recognized fair value $1.0 million would result in an approximate change in the annual amortization of the basis difference to be charged against income on equity investments of $0.2 million.

Goodwill with an estimated fair value of $992.1 million (net of Tribune Divestitures) is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management. Nexstar management expects that approximately 27% of acquired goodwill, FCC licenses, network affiliation agreements, other intangible assets, equity investments, property and equipment and assets held for sale (all net of Tribune Divestitures) will be deductible for tax purposes.

Note 3—Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities, nor does it adjust for expected future incremental operating income as a result of synergies and cost savings that are expected to be realized.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments in the unaudited pro forma condensed combined balance sheet, which assumes that the Transactions had occurred as of June 30, 2019, are as follows:

(a)	The cash transactions related to the pro forma adjustments are as follows (in thousands):
Issuance of term loans, net of financing costs and discounts	$3,659,983
Issuance of senior unsecured notes, net of financing costs and discounts	1,100,350
Other debt related fees	(26,552)
Cash purchase price, including related taxes	(4,200,873)
Merger related costs, fees and expenses	(107,684)
Repayment of Tribune debt, including premium and accrued interest	(2,988,833)
Total payments related to the Merger and debt refinancing	$(2,563,609)

Proceeds from Tribune Divestitures, net of fees	$997,907
Proceeds from Nexstar Divestitures, net of fees	355,049
Total net proceeds from station divestitures	$1,352,956

(b)	Represents various balance sheet reclassifications, as follows:

(i)

a $2.8 million reclassification of accounts receivable and accounts payable arising from Tribune’s trade of certain advertising time for various goods and services to be consistent with Nexstar’s presentation,

(ii)	a $6.7 million reclassification to short-term broadcast rights assets from prepaid expenses and other current assets in Nexstar’s historical balance sheet,
(iii)	a reclassification to FCC licenses ($737.2 million) and network affiliation agreements ($137.5 million) from other intangible assets, net in Tribune’s historical balance sheet,
(iv)	a $1.345 billion reclassification to network affiliation agreements from other intangible assets, net in Nexstar’s historical balance sheet,
(v)	a reclassification of Nexstar’s unconsolidated equity investments of $14.2 million from other noncurrent assets, net to a separate investments caption, and
(vi)	a $7.3 million reclassification to current broadcast rights payable from accrued expenses in Nexstar’s historical balance sheet.

(c)	Represents the book values of assets and liabilities attributable to the Nexstar Divestitures and the estimated fair values of the assets and liabilities attributable to the Tribune Divestitures.

(d)	Represents the difference between the estimated fair values of assets acquired, liabilities assumed, or noncontrolling interests and their historical book values (in thousands):

Prepaid expenses and other current assets	$(2,194)
Property and equipment, net	263,993
Goodwill	(2,012,661)
FCC licenses	979,354
Network affiliation agreements	1,475,814
Other intangible assets, net	18,873
Investments	328,260
Other noncurrent assets, net	116,693
Other current liabilities	(992)
Other noncurrent liabilities	(31,671)
Noncontrolling interests	778

(e)

Represents the elimination of deferred rent included in the right-of-use assets in Tribune’s historical balance sheet of $15.9 million (this elimination increases other noncurrent assets, net), less the elimination of unamortized debt financing costs of $1.3 million related to existing Tribune debt to be refinanced.

(f)

Represents the issuance of the following indebtedness, net of deferred financing costs and discounts (in thousands) and the elimination of debt financing costs and discounts related to Tribune’s refinanced debt of $26.0 million, less the repayment of existing Tribune debt with an aggregate principal balance of $2.956 billion (all long-term debt, no current portion in Tribune’s historical financial statements).

Senior secured Term Loan A due 2024 (including current portion of $25.3 million)	$664,867
Senior secured Term Loan B due 2026 (including current portion of $23.0 million)	2,995,116
Senior unsecured notes due 2027	1,100,350
$4,760,333

(g)	Represents the settlement of Tribune’s accrued interest on debt of $30.7 million.
(h)

Represents the estimated initial value of deferred tax items recorded related to the acquisition. Primarily relates to adjustment to fair values for book purposes that are not recognized for tax purposes, using a statutory federal tax rate.

(i)	Represents the elimination of historical Tribune equity balances as required in a business combination.
(j)	Represents the estimated fair value of replacement warrants ($1.0 million) issued by Nexstar as part of the purchase price. Each warrant is exercisable for the Merger Consideration.
(k)

Represents investment banking and legal and professional fees related to the Merger of $49.1 million, severance costs of $38.2 million, other debt related fees of $19.6 million and the acceleration of vesting of Tribune certain stock awards related to the Merger of $2.7 million, all net of any related tax effects.

(l)

Represents (i) the recognition of federal and state tax payable of $145.8 million, using a blended statutory tax rate, resulting from the estimated tax gain on the Tribune Divestitures and (ii) the federal and state tax payable of $52.5 million from the estimated tax gain on sale of the Nexstar Divestitures, using a blended statutory state tax rate.

(m)

Represents various decreases in income tax payable of $55.5 million related to severance costs, investment banking and legal and professional fees related to the Merger, accelerated vesting of certain Tribune stock awards in accordance with the Merger Agreement and other debt related fees and debt related transactions.

(n)

Represents the estimated gain on Nexstar Divestitures of $125.4 million (including the elimination of deferred tax liabilities of $25.5 million and investment banking fees of $3.5 million) and $52.5 million of estimated current taxes on the Nexstar Divestitures using a blended statutory tax rate on the estimated taxable gain of $201.3 million. Nexstar also incurred $7.3 million in investment banking fees, net of tax effects, related to the Tribune Divestitures.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the transactions occurred as of January 1, 2018, are as follows:

(o)

Represents various reclassifications of Tribune’s historical direct operating expenses (inclusive of Tribune’s programming costs) and selling and general administrative expenses to be consistent with Nexstar’s presentation. The following table provides a summary of the reclassification adjustments (in thousands):

	Six Months Ended	Year Ended
	June 30, 2019	December 31, 2018
Direct operating expenses, excluding depreciation and amortization	$(95,363)	$(168,906)
Selling, general, and administrative expenses, excluding depreciation and amortization	15,378	(1,998)
Amortization of broadcast rights	85,932	182,180
Reimbursement from the FCC related to station repack	(5,947)	(11,276)
Net effect	$-	$-

(p)

Represents the elimination of the Merger related expenses recorded in the historical financial statements of Nexstar of $7.3 million and Tribune of $2.9 million during the six months ended June 30, 2019 and the Merger expenses recorded in the historical financial statements of Nexstar of $2.5 million and Tribune of $10.3 million during the year ended December 31, 2018.

(q)	Represents adjustments to depreciation and amortization of assets to be acquired due to changes in the fair values and estimated useful lives of the related assets.
(r)

Represents adjustments to the amortization of the basis difference related to unconsolidated equity investments to be acquired due to changes in the fair values of the related assets. The adjustments amount to $13.8 million reduction to income for the six months ended June 30, 2019, and $34.4 million reduction to income for the year ended December 31, 2018.

(s)	To reclassify Nexstar’s equity in losses of unconsolidated investments to a separate caption.
(t)

Represents the interest adjustment as if the new debt (new term loans and new bonds) was outstanding as of January 1, 2018 and the then-existing Tribune debt was repaid in full as of January 1, 2018. The interest rates on the new secured term loans contain a LIBOR component with a weighted-average interest rate of 4.13%. If LIBOR were to increase or decrease by 1/8th of 1.0%, the interest expense would increase or decrease by approximately $1.2 million per quarter (or an equivalent of $2.3 million for six months) and $4.7 million per year.

(u)

Represents the elimination of interest income in the historical financial statements of Tribune. The cash on hand of Tribune is expected to be substantially utilized to partially fund the Transactions.

(v)	Represents the tax impact at blended statutory rates of the pro forma adjustments.
(w)	Represents the elimination of amounts recorded in the historical financial statements of the stations to be divested.
(x)	Represents Nexstar’s acquisition of Tribune’s outstanding common stock pursuant to the Merger Agreement.